EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Cache, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-65113, 333-84848, 333-96717 and 333-110553) on Forms S-8 of Cache, Inc. of our report dated March 15, 2005, with respect to the consolidated balance sheet of Cache, Inc. as of January 1, 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows, for each of the years in the two-year period ended January 1, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Cache, Inc.

/s/ KPMG LLP

New York, New York
March 17, 2006